MT. MELROSE PORTFOLIO

Combined Statements of Revenues and Certain Expenses

Years Ended December 31, 2017 and 2016

	2017	2016
Revenues
Rental revenue	$219,117	$125,317
Total revenues	219,117	125,317

Certain expenses
Operating expenses	4,815	4,500
Taxes and insurance	24,448	22,465
Total certain expenses	29,263	26,965
Revenues in excess of certain expenses	$189,854	$98,352

See accompanying notes.